EXHIBIT 99.1




           [ATMOS ENERGY CORPORATION AND UNITED CITIES
                 GAS COMPANY LOGOS APPEAR HERE]


                          NEWS RELEASE

DATE:  March 17, 1997                   ATMOS MEDIA CONTACT:
                                        Margaret Watson
                                        (972)855-4050

FOR RELEASE:  IMMEDIATELY               ATMOS INVESTOR/ANALYST
                                        CONTACT:
                                        Jack Eversull
                                        (972)855-3729

                                        UNITED CITIES CONTACT:
                                        Linda Kelley
                                        (615)373-0104, ext. 224


       ATMOS ENERGY, UNITED CITIES AGREE TO EXTEND PERIOD
                 FOR CLOSING MERGER UNTIL AUGUST

Dallas, TX -- Atmos Energy Corporation (NYSE: ATO) and United Cities Gas Company (NASDAQ: UCIT) of Brentwood, Tennessee, have agreed to extend the period for closing their merger until August 31, 1997, pending completion of regulatory approvals in Illinois and Missouri.

The merger agreement had called for the merger to be completed by March 31, 1997, but both companies agreed to the extension of the time for regulatory approvals. In November, shareholders of both companies approved the merger in which Atmos will be the surviving entity. Approval was required by 10 states of the 13 states in which the combined company will have operations.

"We are confident that we will receive the necessary regulatory approvals from both the Missouri and Illinois commissions," said
Gene C. Koonce, United Cities chairman, president and chief executive officer.

Koonce said the two companies now expect a completion date in June or July of this year.

Atmos Energy Corporation Chairman, President and Chief Executive
Officer, Robert W. Best, said, "Atmos will close the transaction as soon as possible upon receiving the final regulatory approvals."

United Cities distributes natural gas and propane gas to approximately 340,000 customers in 10 states. The company is also engaged in other energy-related business.

Atmos Energy Corporation provides natural gas service to more than 680,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

                              # # #